EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

[Morrison & Foerster LLP Letterhead]

April 3, 2006

PC Mall, Inc.

2555 W. 190th Street, Suite 201

Torrance, CA 90504

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 698,350 shares of your common stock, $0.001 par value (the “Common Shares”) issuable upon exercise of options which may be granted pursuant to the company’s 1994 Stock Incentive Plan, as amended (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”) and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP